                                                                  EXHIBIT (a) 1.

                           AMTEL COMMUNICATIONS, INC.
                             AND COMBINED COMPANIES
                             (Debtor-in-Possession)

                              FINANCIAL STATEMENTS

                   FOR THE SIX MONTHS ENDED JUNE 30, 1996 and
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----
Independent Auditor's Report....................................................................................1

Financial Statements:

     Combined Balance Sheets as of June 30, 1996 and
       December 31, 1995........................................................................................2

     Combined Statements of Operations for the six months ended
       June 30, 1996 and the year ended December 31, 1995.......................................................3

     Combined Statements of Changes in Stockholder's Deficit for the six months ended June 30, 1996 and the year ended
       December 31, 1995........................................................................................4

     Combined Statements of Cash Flows for the six months ended
       June 30, 1996 and the year ended December 31, 1995.......................................................5

     Notes to Combined Financial Statements..................................................................6-11

[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS OF
AMTEL COMMUNICATIONS, INC:

We have audited the accompanying combined balance sheets of Amtel
Communications, Inc., and combined Companies (Note B) as of June 30, 1996 and December 31, 1995, and the related combined statements of operations, stockholder's deficit, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amtel Communications, Inc., and combined Companies (Note B) as of June 30, 1996 and December 31, 1995, and the results of their operations and their cash flows for the periods then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note A, on August 3, 1995, the Company filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code and was authorized to continue managing and operating the business as a debtor in possession subject to the control and supervision of the Bankruptcy Court. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Harlan & Boettger

San Diego, California
August 23, 1996

[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]

               AMTEL COMMUNICATIONS, INC. AND COMBINE COMPANIES
                            (DEBTOR-IN-POSSESSION)
                           COMBINED BALANCE SHEETS

                                                           June 30, 1996                December 31, 1995
                                                           --------------               -----------------
CURRENT ASSETS
     Cash                                                    $    422,566                    $    616,974
     Accounts receivable                                          527,883                         791,238
     Inventory                                                  2,001,072                       1,874,290
     Other                                                        137,553                         180,280
                                                             ------------                    ------------

     TOTAL CURRENT ASSETS                                       3,089,074                       3,462,782
                                                             ------------                    ------------
FIXED ASSETS (Note C)
     Property and equipment, net                                  462,813                       1,060,119
     Deferred site costs, net                                   9,812,154                      10,359,692
                                                             ------------                    ------------

     TOTAL FIXED ASSETS                                        10,274,967                      11,419,811
                                                             ------------                    ------------

OTHER ASSETS                                                      294,619                         289,216
                                                             ------------                    ------------

     TOTAL ASSETS                                            $ 13,658,660                    $ 15,171,809
                                                             ============                    ============
POST-PETITION LIABILITIES
     Accounts payable - trade                                $    677,425                    $  1,010,211
     Accounts payable - bankruptcy                              1,253,555                         539,942
     Accrued expenses                                             767,661                         709,518
                                                             ------------                    ------------

     TOTAL POST-PETITION LIABILITIES                            2,698,641                       2,259,671

PRE-PETITION LIABILITIES
     SUBJECT TO COMPROMISE (Note D)
     Accounts payable - trade                                   6,123,480                       6,123,480
     Accrued sales tax                                          1,615,671                       1,615,671
     Notes payable                                              7,774,805                       7,774,805
     Lessor liabilities                                        65,085,000                      65,085,000
                                                             ------------                    ------------

     TOTAL PRE-PETITION LIABILITIES                            80,598,956                      80,598,956
                                                             ------------                    ------------
STOCKHOLDER'S DEFICIT
     Common stock, 1,000,000 shares
       authorized, $0.01 par value, 400,000 shares
       authorized, no par value, 50,000 shares issued
       and outstanding                                             50,000                          50,000
     Retained deficit                                         (69,688,937)                    (67,736,818)
                                                             ------------                    ------------

     TOTAL STOCKHOLDER'S DEFICIT                              (69,638,937)                    (67,686,818)
                                                             ------------                    ------------

     TOTAL LIABILITIES & DEFICIT                             $ 13,658,660                    $ 15,171,809
                                                             ============                    ============




             See accompanying notes to the financial statements.



[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]


              AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                            (DEBTOR-IN-POSSESSION)
                       COMBINED STATEMENT OF OPERATIONS

                                                                     For the six                      For the year
                                                                     months ended                        ended
                                                                     June 30, 1996                  December 31,1995
                                                                     -------------                  ----------------
REVENUE
     Coin                                                                $ 4,696,852                   $  9,689,179
     LD Commissions                                                        1,406,593                      2,848,753
     Interstate                                                              578,681                        761,181
     Intralata                                                               460,601                      1,849,477
     Other                                                                    62,095                      1,910,550
                                                                         -----------                   ------------
     TOTAL REVENUE                                                         7,204,822                     17,059,140
                                                                         -----------                   ------------

COSTS AND EXPENSES
     Line charges                                                          2,428,704                      6,862,015
     Location commissions                                                  1,639,127                      3,921,741
     Other operating expenses                                                321,947                      2,651,734
     Selling, general and administrative                                   2,231,970                     15,103,091
     Depreciation and amortization                                           777,823                      1,621,029
     Other                                                                         -                         67,356
                                                                         -----------                   ------------

     LOSS FROM OPERATIONS BEFORE OTHER
      EXPENSES AND REORGANIZATION ITEMS                                     (194,749)                   (13,167,826)
                                                                         -----------                   ------------

 OTHER
     Interest income                                                          (1,606)                             -
     Interest expense                                                          6,077                      7,429,502
     Loss on asset disposal                                                  453,898                        429,967
     Other expenses                                                          505,113                              -
                                                                         -----------                   ------------

     LOSS BEFORE REORGANIZATION ITEMS                                     (1,158,231)                   (21,027,295)

 REORGANIZATION ITEMS (Note E)
     Professional fees                                                       721,277                        539,942
     Other                                                                    68,611                              -
                                                                         -----------                   ------------

 LOSS BEFORE INCOME TAXES                                                 (1,948,119)                   (21,567,237)

 INCOME TAXES (Note F)                                                         4,000                          4,000
                                                                         -----------                   ------------

 NET LOSS                                                                $(1,952,119)                  $(21,571,237)
                                                                         ===========                   ============

             See accompanying notes to the financial statements.




[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]


              AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                            (DEBTOR-IN-POSSESSION)
           COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT



                                         Common stock                                            Total
                             -------------------------------------           Retained          Stockholder's
                                    Shares          Amount                   Deficit              Deficit
                                   --------        ---------              ------------         -------------
DECEMBER 31, 1994                   50,000          $  50,000              $(46,165,581)       $(46,115,581)

    Net loss                             -                  -               (21,571,237)        (21,571,237)
                                    ------          ---------              ------------        ------------
DECEMBER 31, 1995                   50,000             50,000               (67,736,818)        (67,686,818)

    Net loss                             -                  -                (1,952,119)         (1,952,119)
                                    ------          ---------              ------------        ------------
JUNE 30, 1996                       50,000          $  50,000              $(69,688,937)       $(69,638,937)
                                    ======          =========              ============        =============



             See accompanying notes to the financial statements.



[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]

              AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                           (DEBTOR-IN-POSSESSION)
                      COMBINED STATEMENTS OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                           $ (1,952,119)               $ (21,571,237)
    Adjustments to reconcile net loss
      to net cash used in operating activities:
         Depreciation and amortization                                      777,823                    1,621,029
         Loss on disposal of property                                       453,898                      429,966
         Non-cash reorganization items                                      713,613                      539,942
         Change in assets and liabilities:
             (Increase) decrease in:
             Accounts receivable                                            263,355                       50,449
             Inventory                                                     (126,782)                     (16,077)
             Deposits                                                        (5,401)                    (140,157)
             Other assets                                                    42,726                     (175,612)
         Increase (decrease) in:
             Accounts payable                                              (332,786)                   2,426,573
             Accrued expenses                                                58,143                    2,325,189
             Notes payable                                                        -                    4,556,207
                                                                       ------------                -------------

NET CASH USED IN OPERATING ACTIVITIES                                      (107,530)                  (9,953,728)
                                                                       ------------                -------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of property and equipment                                    (103,518)                     (64,151)
    Proceeds from sale of property                                          147,635                           -
    Expenditures for deferred site costs                                   (130,995)                  (2,866,920)
                                                                       ------------                -------------

NET CASH USED IN INVESTING ACTIVITIES                                       (86,878)                  (2,931,071)
                                                                       ------------                -------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Payments on capital lease obligations                                         -                      (76,148)
    Proceeds from lessor liabilities                                              -                   13,209,000
                                                                       ------------                -------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                         -                   13,132,852

NET INCREASE (DECREASE) IN CASH                                            (194,408)                     248,053

CASH, BEGINNING OF PERIOD                                                   616,974                      368,921
                                                                       ------------                -------------
CASH, END OF PERIOD                                                    $    422,566                $     616,974
                                                                       ============                =============



          See accompanying notes to the financial statements.

[HB LOGO]                                       [HARLAN & BOETTGER LETTERHEAD]

                   AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

A.        REORGANIZATION AND LEGAL MATTERS:

          Amtel Communications, Inc. and its combined companies (the "Company") filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code (the "Code") on August 3, 1995 (the "petition date") administratively consolidated under Case No. 95-08253-A11. The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Southern District of California. The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

          The combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The Chapter 11 filings, the Company's leveraged financial structure, and recurring net losses resulting in a deficit in stockholder's equity, raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the consolidated financial statements (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court, (2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

          The Company has commenced actions against various parties relating to the management of the Company. These actions seek to avoid or subordinate certain obligations incurred by the Company and to recover certain payments made by or on behalf of the Company in connection with its operations. The Company has also filed actions against several entities seeking avoidance and recovery of certain transfers of interests of the Company in property alleged to be preferences under section 547(b) of the Code. The ultimate outcome of these actions and the potential recoveries, if any, resulting from the resolution of these actions is unknown at this time and, accordingly, no provision for any amounts has been recorded in these combined financial statements.

[HB LOGO]                                      [HARLAN & BOETTGER LETTERHEAD]

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

B.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         BASIS OF COMBINATION

         The combined financial statements include the accounts of Amtel Communications, Inc., Amtel Communications Payphones, Inc., Amtel Communications Services, Inc., Amtel Communications Correctional Facilities, Inc. and ACI-HDT Supply Company. The five entities are all owned 100% by the same individual. Collectively, the five entities will be referred to as "the Company". Material intercompany transactions and balances have been eliminated.

         CASH

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents.

         INVENTORY

         Inventory consists primarily of pay telephones, pedestals, and enclosures to be installed in the Company's business locations. Inventory is stated at the lower of cost or market.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost and are depreciated on the straight-line basis over estimated useful lives of 3-5 years.

         DEFERRED SITE COSTS

         Deferred site costs consist of pay telephones and related components and installation costs necessary to make the pay phone ready for operation. Costs are being amortized on the straight-line method over estimated useful lives of 8 years.

         REVENUE RECOGNITION

         Revenue is recognized when it is earned with the exception of coin revenue, which is recognized when it is collected.

[HB LOGO]                                       [HARLAN & BOETTGER LETTERHEAD]


                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

B.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         INCOME TAXES

         The Company provides for federal and state income taxes currently payable as well as for those deferred because of timing differences between reporting income and expenses for financial statement purposes and income and expenses for tax purposes.

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes".

         ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

C.       FIXED ASSETS:

         Included in fixed assets are property and equipment (furniture, fixtures, and computers) and deferred site costs (pay phones, housing and installation costs) both of which are carried at cost.

         Property and equipment and deferred site costs are summarized as follows:

                                                   June 30, 1996  December 31, 1995
                                                   -------------  -----------------

                        Property and equipment     $    989,108    $  1,898,564
                        Accumulated depreciation       (526,295)       (838,446)
                                                   ------------    ------------
                                 Net               $    462,813    $  1,060,118
                                                   ============    ============


                        Deferred site costs        $ 13,284,000    $ 13,153,005
                        Accumulated amortization     (3,471,849)     (2,793,313)
                                                   ------------    ------------
                                 Net               $  9,812,151    $ 10,359,692
                                                   ============    ============

[HB LOGO]                                       [HARLAN & BOETTGER LETTERHEAD]


                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

D.       PRE-PETITION LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION
         PROCEEDINGS:

         Pre-petition liabilities consist of secured and unsecured debt, all of which are subject to compromise under the proposed plan of reorganization. Certain inventory was returned to the parties claiming a secured interest in the asset at or around the petition filing date. The claimed secured claims are classified as subject to compromise as the value of the collateral is less than the corresponding obligation.

         Pre-petition liabilities at June 30, 1996 and December 31, 1995 are as follows:

                                                          1996           1995
                                                       ----------    ------------
                             Accounts payable          $ 6,123,480   $ 6,123,480
                             Accrued state sales tax     1,615,671     1,615,671
                             Secured notes payable       7,774,805     7,774,805
                             Lessor liabilities         65,085,000    65,085,000
                                                       -----------   -----------

                                                       $80,598,956   $80,598,956
                                                       ===========   ===========

         A plan of reorganization may materially change the amount and terms of these pre-petition liabilities.

         Lessor liability consists of funds borrowed from independent third parties, under which the Company agreed to sell, lease-back, install and maintain, a pay telephone for an initial investment of $3,000 - $3,600 per pay telephone. The Company agreed to pay $51 per month per phone, for a five year period and then return the initial investment to the investors. Investors had the right to have their investment returned at any time within the five year period for a nominal surrender fee. These transactions have been accounted for as financing transactions and payments made by the Company have been recorded as interest expense in the statement of operations.

         Payments to investors for the six months ended June 30, 1996 and the year ended December 31, 1995 were approximately $0 and $6,762,000, respectively.

         As of the petition date, in accordance with current accounting pronouncements, the Company discontinued accruing interest on its pre-petition debt obligations. If such interest had continued to be accrued, interest expense for the first six months of 1996 and the last five months of 1995 would have been $457,628 and $379,351, respectively. Interest expense associated with the lessor liability is not reflected in these accruals as the obligations are not represented by formal notes.

[HB LOGO]                                       [HARLAN & BOETTGER LETTERHEAD]

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

D. PRE-PETITION LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION PROCEEDINGS (CONTINUED):

         In conjunction with the Chapter 11 case, there are differences between claims filed by potential creditors and amounts recorded by the Company. These differences will be resolved by negotiated agreement between the Company and the claimant or by the Court. Additional claims may arise in conjunction with the termination of contractual obligations related to executory contracts and leases. As a result, recorded amounts may be adjusted but the Company believes that any such adjustments will not be material.

E.       REORGANIZATION ITEMS:

         Reorganization items represent expenses resulting from the reorganization and restructuring of the business. Since these expenses do not relate to the Company's normal operations they are reported separately on the statement of operations.

F.       INCOME TAXES:

         As discussed in Note B, the Company adopted SFAS 109, "Accounting for Income Taxes". SFAS 109 requires the use of the balance sheet method of accounting for income taxes. Under this method, a deferred tax asset or liability represents the tax effect of temporary differences between financial statement and tax bases of assets and liabilities and is measured using the latest enacted tax rates.

         The provision for income taxes for the six months ended June 30, 1996 and the year ended December 31, 1995 is as follows:

                                                  1996            1995
                                                --------         -------
             Current provision                  $ 4,000          $ 4,000
                                                =======          =======

          The Company realized substantial net operating losses for the six months ended June 30, 1996 and the year ended December 31, 1995 as well as in prior periods. Calculation of the temporary differences between financial statement and tax bases of assets and liabilities is complicated by the fact the Company has not filed tax returns since 1993. A valuation reserve has been established equal to the potential tax benefit that could result from the use of the net operating losses for these periods since there is reasonable doubt the Company can generate income to utilize these losses.

[HB LOGO]                                       [HARLAN & BOETTGER LETTERHEAD]

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

G.        COMMITMENTS:

          The Company leases building space for its six branches, including warehouse facilities in Seattle, Washington; Denver, Colorado; Portland, Oregon; Hayward, California; Los Angeles, California; and its corporate headquarters in San Diego, California. The leases have expiration dates ranging from September, 1996 to October, 1998. The agreements call for a cumulative annual base rent of $246,336.

          Net future minimum rental payments required under this lease as of June 30, 1996 are as follows:

                 Years ended
                  June 30,
                 -----------
                     1997                        $ 209,461
                     1998                          113,040
                     1999                           33,600
                     2000                                -
                     2001                                -
                                                 ---------
                                                 $ 356,101
                                                 =========

          Total rent expense charged to operations for the six months ended June 30, 1996 and the year ended December 31, 1995 was $204,227 and $544,193, respectively.

H.        PROPOSED PLAN OF REORGANIZATION:

          During the six months ended June 30, 1996, the Company evaluated its long-term market strategies with the goal of reducing expenses and improving overall operating results. As a result, the Company entered into an asset purchase agreement with PhoneTel Technologies, Inc. (an Ohio Corporation) ("PhoneTel") dated June 26, 1996 wherein the Company will sell substantially all of its pay phone operating assets for cash and stock of PhoneTel totaling $13,000,000 ($7,000,000 cash and $6,000,000 PhoneTel stock). In July, 1996 PhoneTel made a non refundable deposit of $1,300,000 to open escrow for the purchase of these assets.


                                       11